VOLUNTARY EXPENSE REIMBURSEMENT AGREEMENT

This VOLUNTARY EXPENSE REIMBURSEMENT AGREEMENT (the “Agreement”), is effective as of the 1st day of December, 2017, by and among Tweedy, Browne Company LLC, a Delaware limited liability company (the “Adviser”) and Tweedy, Browne Fund Inc., a Maryland Corporation (the “Company”), with respect to each of the funds (each, a “Fund,” and together, the “Funds”) listed in Schedule A attached hereto.

WHEREAS, the Adviser and the Company are parties to investment advisory agreements with respect to the Funds (each, an “Advisory Agreement,” and together, the “Advisory Agreements”), pursuant to which the Adviser provides investment advisory services to the Funds in consideration of compensation as set forth in each of the Advisory Agreements (the “Advisory Fee”); and

WHEREAS, the Adviser, of its own volition and not at the request or suggestion of the Company, has determined that it is desirable to take certain measures to limit the expenses of the Funds, in certain circumstances, to a level below the level at which they would otherwise be in order to make the Funds more competitive as they grow their assets.

NOW, THEREFORE, the parties hereto agree as follows:

1.	VOLUNTARY FEE WAIVER AND EXPENSE REIMBURSEMENT.

1.1        EXPENSE LIMIT. To the extent that the fiscal-year-to-date annualized expense ratio (exclusive of acquired fund fees and expenses, brokerage costs, interest, taxes and extraordinary expenses) (computed in accordance with Section 1.3 below) (“Expense Ratio”) of any Fund as of the last day of any calendar month period for which the payment of an Advisory Fee is due under an Advisory Agreement (an “Applicable Period”) would exceed the Expense Ratio Limit (as defined in Section 1.2 below), the Adviser shall waive a part of the Advisory Fee, pay from its own assets a portion of the Fund’s current expenses and/or reimburse the Fund for current expenses previously paid by the Fund in the aggregate in such amount as is necessary to reduce the Fund’s Expense Ratio as of the last day of the Applicable Period to or below the Expense Ratio Limit.

1.2        EXPENSE RATIO LIMIT. A Fund’s “Expense Ratio Limit” during an Applicable Period shall be the Expense Ratio of the Tweedy, Browne Global Value Fund (the “Global Value Fund”) as of the last day of such Applicable Period.

1.3        METHOD OF COMPUTATION. The Global Value Fund’s and each Fund’s Expense Ratio and the Expense Ratio Limit applicable to each Fund shall be calculated to the second decimal point, rounded down for amounts below five one-thousandths of a percent and rounded up for amounts five one-thousandths of a percent or more. The amount, if any, required to be waived, paid or reimbursed by the Adviser under the terms of this Agreement shall be calculated as of the last day of an Applicable Period. Daily accruals of a Fund’s expenses shall be made during each Applicable Period based on the Adviser’s good-faith estimate of the Expense Ratio Limit that will be applicable for that Applicable Period.

2.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect until the close of business on July 31, 2019 and may be continued, with respect to a Fund, from year to year thereafter at the sole and absolute discretion of the Adviser. Notwithstanding the foregoing, this Agreement may not be terminated, with respect to any Fund, prior to the close of business on July 31, 2019 without the approval of the Company’s Board of Directors.

3.	MISCELLANEOUS.

3.1        CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2        INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require a Fund to take any action contrary to the Company’s Articles of Incorporation, Amended and Restated By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of a Fund.

3.3        LIMITATION OF LIABILITY. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund and not against the assets of any other Fund.

3.4        AMENDMENT TO THIS AGREEMENT. This Agreement may be amended only by a written agreement signed by each of the parties to which the amendment relates.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the 21st day of November, 2017.

TWEEDY, BROWNE FUND INC. with respect to the Funds listed on Schedule A attached hereto

By:
Thomas H. Shrager
President

TWEEDY, BROWNE COMPANY LLC

By:
Robert Q. Wyckoff, Jr.
Managing Director

[Signature page to Voluntary Expense Reimbursement Agreement]

SCHEDULE A

Voluntary Expense Reimbursement Agreement

(Dated as of November 21, 2017)

	TICKER	FUNDS
1	TBCUX	Tweedy, Browne Global Value Fund II – Currency Unhedged
2	TWEBX	Tweedy, Browne Value Fund
3	TWHDX	Tweedy, Browne Worldwide High Dividend Yield Value Fund